Exhibit 10.2

AEROFLEX INCORPORATED

35 South Service Road

Plainview, New York 11803

                March 2, 2007

Re: Employment Agreement

Dear Mr. Blau:

This Letter Agreement is entered into, effective as of the date hereof, between you and Aeroflex Incorporated ("Aeroflex"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the employment agreement entered into between you and Aeroflex as of April 15, 1999, as amended (the "Employment Agreement").

Aeroflex agrees to pay you an annual bonus (the "2007 Bonus") pursuant to Section 4(a) of your Employment Agreement for Aeroflex's fiscal year ended June 30, 2007 (the "2007 Fiscal Year") on the date that such bonus would regularly be paid by Aeroflex in its ordinary course of business (the "Bonus Payment Date") provided that (1) you are employed by Aeroflex on the Bonus Payment Date or (2) prior to the Bonus Payment Date, (a) your employment is involuntarily terminated by Aeroflex without Cause or (b) you terminate your employment for Good Reason under Sections 1(k)(i), (ii), (iii), (vii), (viii), or (ix) of your Employment Agreement. For purposes of determining the 2007 Bonus amount, (i) Aeroflex's results of operations for the 2007 Fiscal Year will be determined based on the accounting principles and procedures used to determine Aeroflex's results of operations for the fiscal year ended June 30, 2006, subject only to those changes mandated by GAAP and (ii) to the extent the Company's consolidated pre-tax earnings for the fiscal year ended June 30, 2007 are reduced by the direct out-of-pocket fees and expenses actually accrued or paid by the Company to the Company's financial advisors identified in Section 3.24 of the Agreement and Plan of Merger by and among AF Holdings, Inc., AF Merger Sub, Inc., and the Company (the "Merger Agreement"), or the payment or accrual of the fees and expenses of the Company's outside legal advisors or other out-of-pocket fees and expenses actually accrued or paid by the Company in connection with the transactions contemplated by the Merger Agreement, such fees and expenses shall not be considered and shall not reduce the Company's consolidated pre-tax earnings in computing your 2007 Bonus.

Further, the 2007 Bonus amount that you are paid pursuant to the preceding paragraph shall be considered as part of your compensation for purposes of calculating any severance, retirement, or other benefits to which you are entitled (including, without limitation, severance benefits under Section 10(h) of your Employment Agreement and amounts payable under the Aeroflex Supplemental Executive Retirement Plan, as amended). If your employment with Aeroflex terminates prior to the Bonus Payment Date, Aeroflex shall pay to you any additional payment attributable to the inclusion of the 2007 Bonus in such calculations promptly after the Bonus Payment Date.

Further, if an event described in Section 1(d) of your Employment Agreement occurs during the 2007 calendar year: (1) you shall not be entitled to a bonus for fiscal year ended June 30, 2008, or any later period, and (2) all compensation paid to you, whether pursuant to your Employment Agreement or otherwise, for periods after the 2007 Fiscal Year shall not be considered as part of your compensation for purposes of calculating any severance, retirement, or any other benefits to which you are or may become entitled (which may include, without limitation, severance benefits under Section 10(h) of your Employment Agreement and amounts payable under the Aeroflex Supplemental Executive Retirement Plan, as amended).

Please indicate your agreement and acceptance of the terms of this Letter Agreement by executing both copies in the space indicated and returning one copy to Aeroflex.

AEROFLEX INCORPORATED

/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title:	Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Harvey R. Blau
Harvey R. Blau